EXHIBIT 23.7

CONSENT OF DIRECTOR NOMINEE

I hereby consent to being named as a director nominee of Safe Bulkers, Inc., a Marshall Islands corporation in the Registration Statement on Form F-1 of Safe Bulkers, Inc. (including the prospectus contained therein), and in all subsequent amendments and post-effective amendments or supplements thereto, filed with the U.S. Securities and Exchange Commission.

Dated: May 11th, 2008

Signature: /s/ Frank Sica Frank Sica